SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
                          of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d)
                              of the Securities
                           Exchange Act of 1934.

                       Commission File Number 0-22044

                           WONDERWARE CORPORATION
           (Exact name of registrant as specified in its charter)

                100 Technology Drive, Irvine, California 92618
                                (714) 727-3200
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, Par Value $.001 Per Share
         (Title of each class of securities covered by this Form)

                                    None
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to
                terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)         [X]       Rule 12h-3(b)(1)(ii)    [  ]
      Rule 12g-4(a)(1)(ii)        [ ]       Rule 12h-3(b)(2)(i)     [  ]
      Rule 12g-4(a)(2)(i)         [ ]       Rule 12h-3(b)(2)(ii)    [  ]
      Rule 12g-4(a)(2)(ii)        [ ]       Rule 15d-6              [  ]
      Rule 12h-3(b)(1)(i)         [X]

  Approximate number of holders of record as of the certification or notice date: 256

                               ---------------

    Pursuant to the requirements of the Securities Exchange Act of 1934, Wonderware Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: April 7, 1998             By:  /s/ Sam M. Auriemma
                                     --------------------------------------
                                     Name:   Sam M. Auriemma
                                     Title:  V.P., Finance, C.F.O. & Secretary